                                                                    EXHIBIT 99.1

                                                  NEWS RELEASE

[UNITED COMPANIES LOGO]                           FOR MORE INFORMATION, CONTACT:

                                                  Dale E. Redman
                                                  Executive Vice President &
                                                  Chief Financial Officer
                                                  504.987.2385 or 800.234.8232

                                                  RELEASE DATE: October 28, 1998



                       UNITED COMPANIES REPORTS INCOME OF

                       $23.9 MILLION FOR THE THIRD QUARTER

    BATON ROUGE, LA - United Companies Financial Corporation (NYSE: UC) announced today that net income for the quarter ended September 30, 1998 was $23.9 million or $.74 per diluted share. This includes a $.23 non-recurring gain per diluted share from the sale of a real estate property and a stock investment. The reported net income is a 12% decrease compared to $27.0 million or $.83 per diluted share for the three months ended September 30, 1997.

    In a separate release, the Company announced it was unsuccessful in its effort to find a potential strategic partnership and that the Company will implement a restructuring plan that will focus on cost efficiencies and build on the strengths of its flagship retail operation, UC Lending.

    The Company also announced record total home equity loan production of $1.2 billion for the third quarter of 1998. This represents a 25% increase compared to $969 million for the previous second quarter and a 59% increase compared to $760 million for the third quarter of 1997.

    The record volume was primarily driven by UC Lending, one of the most recognized brands in the industry, which originated record loan volume of $552 million during the quarter. This represents a 13% increase compared to $488 million for the second quarter of 1998 and a 29% increase compared to $427 million for the third quarter of 1997.

    "We are encouraged by the production levels achieved during the third quarter and our ability to operate within our targeted cost of origination levels," said J. Terrell Brown, President and Chief Executive Officer. "UC Lending's net cost of production dropped below 1% during the third quarter, the lowest level in two years. We remain confident that we will continue to bring the cost of production into a break-even range. "

    Ginger Mae, operating through its relationships with financial institutions, produced $109 million of home equity loans in the third quarter of 1998. This is a 85% increase compared to $59 million for the same period in 1997 and a 21% increase from $90 million for the second quarter of 1998.

    The balance of the total loan production was originated by the Company's wholesale operations, UNICOR and UC Acquisition.

SERVICING/CREDIT QUALITY:

    During the third quarter of 1998, United Companies increased its total home equity servicing portfolio to $6.4 billion. The percentage of home equity loans thirty days plus delinquent or defaulted was at 10.82% as of September 30, 1998 compared to 10.35% at June 30, 1998 and 11.24% at September 30, 1997. Net charge-offs on home equity loans were $14 million for the third quarter of 1998 compared to $10 million for the quarter ended June 30, 1998. The charge-off rate on the average of home equity loans serviced for the last four quarters ended September 30, 1998 was .80% compared to .65% for the year ended December 31, 1997. The reserve for loan losses on home equity loans totaled $139 million (or 2.1% of total loans serviced and REO properties) at September 30, 1998 compared to $78 million (or 1.5% of total loans serviced and REO properties) at September 30, 1997.

SECURITIZATIONS:

    The Company executed the largest securitization transactions in its history during the third quarter, the sale of $1.3 billion of home equity loan asset-backed securities. The Company also securitized $129 million of manufactured housing contracts during the quarter using a senior subordinated structure. Since 1993, the Company has issued over $11 billion of asset backed securities backed primarily by first mortgage home equity loans.

INTEREST ONLY AND RESIDUAL ASSUMPTIONS:

    The Company made no changes in its assumptions used in valuing its interest only and residual certificates during the third quarter. Prepayment speeds were relatively stable and while charge offs increased, the Company's reserve for loan losses as a percent of the serviced loan portfolio increased to 2.1% from 1.8% at June 30, 1998.

CAPITAL RESOURCES:

    The Company maintains credit facilities to fund its operations which include an $850 million revolving credit facility committed to April of 2000, a $300 million warehouse facility committed to April of 2000, and a $850 million short-term warehouse facility. The Company intends to establish other short-term warehouse facilities as needed. The Company believes that its capital resources are adequate to fund its operations.

DISCONTINUED OPERATIONS:

    The Company's Board of Directors has approved a plan to sell or liquidate its manufactured housing unit, UC Funding. Accordingly, the Company has recorded UC Funding as a discontinued operation.

LEGAL DEVELOPMENTS:

    The Company also announced that in a class action lawsuit pending in Alabama, the Alabama Superior Court, acting on an interlocutory appeal by the Company, upheld the prior ruling of the trial court on a pre-trial motion that retroactive application of the 1996 amendments to the Alabama Mini Code would be unconstitutional as applied to the plaintiff's class. The 1996 amendments, which in general limited the remedy for finance charges in excess of the maximum permitted by the Alabama Mini Code, were expressly made retroactive by the Alabama Legislature. The Company strenuously disagreed with this holding and sought a rehearing by the Alabama Supreme Court. The request for a rehearing has been denied by the Alabama Supreme Court and the matter will be returned to the trial court for a trial on the merits. The Company believes that the liability, if any, should be limited to $495,000, the amount of the aggregated finance charges allegedly exceeding the maximum permitted by the Alabama Mini Code, plus interest thereon. The Company intends to continue its vigorous defense of this matter. If unsuccessful in its defense at a trial on the merits and related appeals, the Company presently estimates that the liability of its subsidiary could be approximately $15 million.

    The U.S. Department of Justice ("DOJ") and the U.S. Department of Housing and Urban Development ("HUD") recently issued a letter to the Company and its subsidiary United Companies Lending Corporation notifying them that they were initiating a joint investigation of their lending and pricing practices, initially in the Philadelphia, PA-NJ PMSA. The investigation focuses on compliance by the Company and its subsidiary with the federal Fair Housing Act and Equal Credit Opportunity Act and the federal Real Estate Settlement Procedures Act ("RESPA"). Specifically, DOJ seeks to determine whether the lending and pricing practices of the Company and its subsidiary discriminate against applicants based on race, national origin, sex, or age. The Company believes this investigation by DOJ is part of the overall initiative by that agency to review the practices of several large subprime lenders and does not stem from any findings of wrongdoing by the Company. HUD will be investigating whether relationships of the Company and its subsidiary with mortgage brokers, home improvement dealers or other third parties may violate the anti-kickback and anti-referral fee prohibitions of RESPA. The Company is cooperating with the joint investigation and management of the Company believes that both agencies should ultimately determine that no violations of law have occurred.

    In October 1998, the Company reached a settlement in an enforcement action pending in Massachusetts state court alleging violations by the Company of certain regulations promulgated by the Massachusetts Attorney General relating to, among other things, loan origination fees, also known as "points", with respect to loans originated in Massachusetts. The settlement, involving payments and other terms by the Company aggregating approximately $1.2 million, followed a decision by a federal district court in Massachusetts upholding the validity of the regulations and finding violations thereof by the Company's subsidiary. The Company had maintained that the Massachusetts regulations were void because they conflicted with the efforts of the Massachusetts Legislature to supplant the strict regulation of points with disclosure requirements, and were inconsistent with the policies and interpretations of the Federal Trade Commission as to what constitutes unfair and deceptive trade practices. The federal district court found that the Attorney General's regulations did not contravene the intent of the Massachusetts Legislature and are not inconsistent with applicable federal law.

RATINGS:

    On October 7, 1998, Fitch IBCA lowered the rating of the Company's senior notes to BB from BBB- at June 30, 1998, and its subordinated notes to BB- from BB+ at June 30, 1998.

    On October 9, 1998, Moody's Investor Service ("Moody's") downgraded the Company's senior unsecured debt rating to B3 from Ba3 at June 30, 1998, and its subordinated debt to Caa2 from B2 at June 30, 1998. Moody's rating outlook remained negative.

    On October 23, 1998, Standard & Poor's ("S&P") lowered the counterparty credit rating and senior unsecured debt rating to BB- from BB+ at June 30, 1998, its subordinated debt to B from BB- at June 30, 1998, and its preferred stock to B- from B+ at June 30, 1998. All ratings were removed from S&P's CreditWatch, where they were placed with developing implications in August 1998 following the Company's announcement that it had retained Salomon Smith Barney to explore potential strategic alternatives.

CONFERENCE CALL:

    The Company will further discuss its restructuring plan, expected future production and earnings levels, as well as 1998 third quarter results of the quarter, in a conference call scheduled for 9:00 a.m. Central, Wednesday, October 28, 1998. To participate in the call, please dial (800) 288.8960 for domestic calls and (612) 332.1020 for international calls. A replay of the conference call will be available beginning Wednesday, October 28, 1998 at 12:00 p.m. Central, and will run through midnight on Friday, October 30, 1998. To access the replay, please dial (800) 475.6701 for domestic calls and (320)
365.3844 for international calls. The access code for the replay is 412574.

    United Companies Financial Corporation is a specialty finance Company that provides consumer loan products nationwide through its lending subsidiaries, UC Lending(R) and Ginger Mae(R). The Company's Common and Preferred Stock trade on the New York Stock Exchange under the symbols "UC" and "UCPRI" respectively.

    The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the asset securitization industry and in performance of the financial markets, in the demand for and market acceptance of United Companies' products, and in general economic conditions, including interest rates; the presence of competitors with greater financial resources and the impact of competitive products and pricing; the effect of the Company's policies including the amount and rate of growth of Company expenses; the continued availability to the Company of adequate funding sources; actual prepayment rates and credit losses on loans sold as compared to prepayment rates and credit losses assumed by the Company at the time of sale for purposes of its gain on sale computations; the effect of changes in market interest rates on the spread between the coupon rates on loans sold and the rates on securities backed by such loans issued by the Company in securitization transactions and on the discount rate assumed by the Company in its gain on sale computations; timing of loan sales; the quality of the Company's owned and serviced loan portfolio including levels of delinquencies, customer bankruptcies and charge-offs; ratings; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations-Investment Considerations in the Company's Annual Report on Form 10-K for the year ending December 31, 1997, as well as other Company filings with the Securities and Exchange Commission.

                                       ###

UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)




                                                                September 30,
                                                                    1998           December 31,
                                                                (Unaudited)           1997
                                                                -------------      ------------
Assets
------

Cash and cash equivalents                                      $      233,020    $          582
Interest-only and residual certificates, net                        1,010,023           882,116
Loans - net                                                           161,490           172,207
Investment securities
   Held to maturity                                                     1,836                --
   Available for sale                                                   9,793            16,853
Accrued interest receivable                                           100,439            85,258
Property - net                                                         60,829            62,050
Capitalized mortgage servicing rights                                  64,571            48,760
Other assets                                                          106,192            65,993
Net assets from discontinued operations                                 2,441             5,282
                                                               --------------    --------------
     Total assets                                              $    1,750,634    $    1,339,101
                                                               ==============    ==============

Liabilities and Stockholders' Equity
------------------------------------

Notes payable                                                  $    1,025,715    $      691,826
Deferred income taxes payable                                         100,009            95,385
Managed cash overdraft                                                     --            13,625
Other liabilities                                                     120,090            57,636
                                                               --------------    --------------
     Total liabilities                                              1,245,814           858,472
                                                               --------------    --------------




Stockholders' equity:                                                   3,796             3,796
   Preferred stock                                                     59,977            59,943
   Common stock                                                       187,082           187,418
   Additional paid-in capital                                              46                98
   Net unrealized gain on securities                                  273,586           250,429
   Retained earnings                                                   (7,409)           (7,409)
   Treasury stock                                                     (12,258)          (13,646)
   ESOP debt                                                   --------------    --------------
                                                                      504,820           480,629
     Total stockholders' equity                                --------------    --------------
                                                               $    1,750,634    $    1,339,101
        Total liabilities and stockholders' equity             ==============    ==============


UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited) (in thousands, except per share amounts)



                                                    Three Months Ended       Nine Months Ended
                                                      September 30,             September 30,
Revenues:                                          1998         1997         1998         1997
                                                ---------    ---------    ---------    ---------

  Loan sale gains                               $  82,329    $  74,759    $ 203,355    $ 175,113
  Finance inc., fees earned & other loan inc.      30,788       41,321       81,220      121,304
  Investment income                                19,558        5,628       37,379       16,508
  Other                                             1,742        1,388        6,211        4,440
                                                ---------    ---------    ---------    ---------
     Total                                        134,417      123,096      328,165      317,365
                                                ---------    ---------    ---------    ---------

Expenses:
  Personnel                                        37,466       32,742      105,867       86,789
  Interest                                         18,978       15,595       53,155       39,764
  Other operating                                  36,063       33,210      108,743       82,727
                                                ---------    ---------    ---------    ---------
     Total                                         92,507       81,547      267,765      209,280
                                                ---------    ---------    ---------    ---------

Income before income taxes                         41,910       41,549       60,400      108,085
Provision for income taxes                         16,109       14,820       23,397       38,759
                                                ---------    ---------    ---------    ---------
Income from continuing operations                  25,801       26,729       37,003       69,326
Loss from discontinued operations                  (1,914)         320       (2,841)       1,640
                                                ---------    ---------    ---------    ---------
Net income                                      $  23,887    $  27,049    $  34,162    $  70,966
                                                =========    =========    =========    =========

Per share data:
     Income from continuing operations          $    0.80    $    0.82    $    1.15    $    2.13
     Loss from discontinued operations              (0.06)        0.01        (0.09)        0.05
                                                ---------    ---------    ---------    ---------
     Net income                                 $    0.74    $    0.83    $    1.06    $    2.18
                                                =========    =========    =========    =========

Weighted average shares outstanding                32,314       32,620       32,364       32,519
                                                =========    =========    =========    =========

Cash dividends per common share                 $    0.08    $    0.08    $    0.24    $    0.24
                                                =========    =========    =========    =========


                                             TOTAL         TOTAL
                                             1995          1996          1997 Q1        1997 Q2         1997 Q3
                                         -----------    -----------    -----------    -----------    -----------
                                                                  (DOLLARS IN THOUSANDS)
LOAN PRODUCTION
---------------
     HOME EQUITY
         UC Lending
            Fixed-rate                   $   740,707    $   680,481    $   179,337    $   145,377    $   174,129
            Arm                              198,369        430,374        115,279        224,944        248,290
                                         -----------    -----------    -----------    -----------    -----------
               Total UC Lending              939,076      1,110,855        294,616        370,321        422,419
                                         -----------    -----------    -----------    -----------    -----------
         Unicor
            Fixed-rate                       337,802        542,845        132,065        108,230        102,569
            Arm                               85,208         27,259          3,666         21,155         50,101
                                         -----------    -----------    -----------    -----------    -----------
            Total Unicor                     423,010        570,104        135,731        129,385        152,670
                                         -----------    -----------    -----------    -----------    -----------
         Ginger Mae
            Fixed-rate                        44,497        115,079         33,121         41,286         37,897
            Arm                                6,351          3,805             46         10,786         20,842
                                         -----------    -----------    -----------    -----------    -----------
               Total Ginger Mae               50,848        118,884         33,167         52,072         58,739
                                         -----------    -----------    -----------    -----------    -----------
                  Sub total                1,412,934      1,799,843        463,514        551,778        633,828
                                         -----------    -----------    -----------    -----------    -----------
         UCFI
            Fixed-rate                            --          3,170          6,419          7,078         16,693
                                         -----------    -----------    -----------    -----------    -----------
         Asset Acquisition
            Fixed-rate                         7,709         42,139          6,905          3,926          6,821
            Arm                              120,894        399,306         66,633        140,635         41,590
                                         -----------    -----------    -----------    -----------    -----------
               Total Asset Acq               128,603        441,445         73,538        144,561         48,411
                                         -----------    -----------    -----------    -----------    -----------
                  Total home equity
                    loans                  1,541,537      2,244,458        543,471        703,417        698,932
                                         ===========    ===========    ===========    ===========    ===========

      MANUFACTURED HOUSING
         UC Lending                               --          1,289          2,690          3,243          4,755
         Unicor                                   --             --             --             --             --
         Ginger Mae                               --             --             25             43              6
         UCFI                                    887        115,631         38,910         50,154         56,343
                                         -----------    -----------    -----------    -----------    -----------
            Total manufactured housing           887        116,920         41,625         53,440         61,104
                                         -----------    -----------    -----------    -----------    -----------
                     Total               $ 1,542,424    $ 2,361,378    $   585,096    $   756,857    $   760,036
                                         ===========    ===========    ===========    ===========    ===========

LOANS SOLD:
----------
      HOME EQUITY

        Loans Sold                       $ 1,471,868    $ 2,245,406    $   517,391    $   642,296    $   667,670
        Spread Retained                         4.98%          4.80%          4.65%          4.90%          4.76%
        Gain on sale-$                       142,156        187,029         40,765         59,589         74,759
        Gain on sale-%                          9.66%          8.33%          7.88%          9.28%         11.20%

      MANUFACTURED HOUSING

        Loans Sold                                --    $   163,999    $    70,803    $    73,783    $    81,388
        Spread Retained                           --           3.55%          3.54%          3.81%          3.54%
        Gain on sale - $                          --         12,001          6,431          4,135          4,877
        Gain on sale - %                          --           7.32%          9.08%          5.60%          5.99%



                                                           TOTAL                                                          TOTAL
                                            1997 Q4        1997          1998 Q1        1998 Q2        1998 Q3            1998
                                         -----------    -----------    -----------    -----------    -----------     -----------
                                                                         (DOLLARS IN THOUSANDS)
LOAN PRODUCTION
---------------
     HOME EQUITY
         UC Lending
            Fixed-rate                   $   182,556    $   681,399    $   225,335    $   253,489    $   322,811     $   801,635
            Arm                              243,118        831,631        217,593        234,416        229,648         681,657
                                         -----------    -----------    -----------    -----------    -----------     -----------
               Total UC Lending              425,674      1,513,030        442,928        487,905        552,459       1,483,292
                                         -----------    -----------    -----------    -----------    -----------     -----------
         Unicor
            Fixed-rate                        96,771        439,635         98,922        116,949         98,051         313,922
            Arm                               52,292        127,214         73,891        106,752        100,668         281,311
                                         -----------    -----------    -----------    -----------    -----------     -----------
            Total Unicor                     149,063        566,849        172,813        223,701        198,719         595,233
                                         -----------    -----------    -----------    -----------    -----------     -----------
         Ginger Mae
            Fixed-rate                        34,223        146,527         29,250         41,047         47,491         117,788
            Arm                               33,196         64,870         34,606         49,145         61,353         145,104
                                         -----------    -----------    -----------    -----------    -----------     -----------
               Total Ginger Mae               67,419        211,397         63,856         90,192        108,844         262,892
                                         -----------    -----------    -----------    -----------    -----------     -----------
                  Sub total                  642,156      2,291,276        679,597        801,798        860,022       2,341,417
                                         -----------    -----------    -----------    -----------    -----------     -----------
         UCFI
            Fixed-rate                        25,966         56,156             --             --             --              --
                                         -----------    -----------    -----------    -----------    -----------     -----------
         Asset Acquisition
            Fixed-rate                        32,615         50,267          3,111            248        121,385         124,744
            Arm                              241,094        489,952         53,516            439         75,968         129,923
                                         -----------    -----------    -----------    -----------    -----------     -----------
               Total Asset Acq               273,709        540,219         56,627            687        197,353         254,667
                                         -----------    -----------    -----------    -----------    -----------     -----------
                  Total home equity          941,831      2,887,651        736,224        802,485      1,057,375       2,596,084
                    loans                ===========    ===========    ===========    ===========    ===========     ===========


      MANUFACTURED HOUSING
         UC Lending                            3,841         14,529          1,410            303             --           1,713
         Unicor                                   --             --          2,260          2,897         10,246          15,403
         Ginger Mae                               --             74             --             24             12              36
         UCFI                                 50,191        195,598         87,313        162,928        140,650         390,891
                                         -----------    -----------    -----------    -----------    -----------     -----------
            Total manufactured housing        54,032        210,201         90,983        166,152        150,908         408,043
                                         -----------    -----------    -----------    -----------    -----------     -----------
                     Total               $   995,863    $ 3,097,852    $   827,207    $   968,637    $ 1,208,283     $ 3,004,127
                                         ===========    ===========    ===========    ===========    ===========     ===========

LOANS SOLD:
----------
      HOME EQUITY

        Loans Sold                       $   882,963    $ 2,710,320    $   698,322      $ 850,147    $ 1,080,482     $ 2,628,951
        Spread Retained                         4.62%          4.73%          4.67%          4.61%          4.57%           4.61%
        Gain on sale-$                        71,616        246,729         53,594         67,459         82,650         203,703
        Gain on sale-%                          8.11%          9.10%          7.67%          7.93%          7.65%           7.75%

      MANUFACTURED HOUSING

        Loans Sold                       $    77,191    $   303,165    $    85,960    $    99,419    $   152,793     $   338,172
        Spread Retained                         2.62%          3.37%          2.27%          2.12%          1.82%           2.02%
        Gain on sale - $                       2,950         18,393          1,499          1,061           (877)          1,683
        Gain on sale - %                        3.82%          6.07%          1.74%          1.07%        -0.57%            0.50%


         The following tables provide certain contractual delinquency and default data with respect to the Company's home equity loans serviced, by year of loan origination, as of the dates indicated:



                                                        SEPTEMBER 30, 1998
                       ---------------------------------------------------------------------------

                       CONTRACTUAL                            DELINQUENCY
                       ------------  -------------------------------------------------------------
YEAR OF ORIGINATION       BALANCE        30-59            60-89            90+           TOTAL
                       ------------   ------------    ------------    ------------    ------------
                                                    (DOLLARS IN THOUSANDS)

1992 & prior .......   $     84,247           4.06%           1.14%           1.52%           6.72%
1993 ...............         98,770           3.86%           1.25%           1.19%           6.30%
1994 ...............        222,672           3.30%           0.96%           1.53%           5.79%
1995 ...............        512,807           4.09%           1.76%           1.55%           7.40%
1996 ...............      1,047,924           4.12%           1.57%           1.49%           7.18%
1997 ...............      2,031,815           3.22%           1.21%           1.03%           5.46%
1998 ...............      2,433,642           0.95%           0.36%           0.21%           1.52%
                       ------------
    Total ..........   $  6,431,877           2.60%           0.98%           0.86%           4.44%
                       ============



                                                SEPTEMBER 30, 1998
                          --------------------------------------------------------------
                                             DEFAULTS
                          ---------------------------------------------
                                                                              TOTAL
                          FORECLOSURES       BANK-                          DELINQUENCY
YEAR OF ORIGINATION        IN PROCESS        RUPTCY           TOTAL         & DEFAULTS
-------------------       -------------    ------------    ------------    -------------
                                              (DOLLARS IN THOUSANDS)


1992 & prior .......           5.68%           5.69%          11.37%          18.09%
1993 ...............           5.60%           6.14%          11.74%          18.04%
1994 ...............           7.05%           7.72%          14.77%          20.56%
1995 ...............           9.63%           7.18%          16.81%          24.21%
1996 ...............           8.97%           4.25%          13.22%          20.40%
1997 ...............           4.35%           1.36%           5.71%          11.17%
1998 ...............           0.51%           0.12%           0.63%           2.15%

    Total ..........           4.20%           2.18%           6.38%          10.82%




                                                   DECEMBER 31, 1997
                       --------------------------------------------------------------------------
                                                              DELINQUENCY
                        CONTRACTUAL   -----------------------------------------------------------
YEAR OF ORIGINATION       BALANCE        30-59            60-89            90+           TOTAL
-------------------    ------------   ------------    ------------    ------------    -----------
                                                 (DOLLARS IN THOUSANDS)

1991 & prior .......   $     75,114           4.79%           1.06%           1.56%           7.41%
1992 ...............         43,134           5.21%           1.72%           2.28%           9.21%
1993 ...............        135,399           4.59%           1.12%           1.01%           6.72%
1994 ...............        302,819           4.95%           1.54%           1.47%           7.96%
1995 ...............        710,685           5.04%           1.59%           1.46%           8.09%
1996 ...............      1,544,278           4.54%           1.50%           1.22%           7.26%
1997 ...............      2,717,494           1.62%           0.58%           0.35%           2.55%
                       ------------
    Total ..........   $  5,528,923           3.20%           1.05%           0.85%           5.10%
                       ============




                                             DECEMBER 31, 1997
                          ----------------------------------------------------------
                                            DEFAULTS
                          ------------------------------------------
                                                                            TOTAL
                          FORECLOSURES       BANK-                       DELINQUENCY
YEAR OF ORIGINATION        IN PROCESS        RUPTCY        TOTAL         & DEFAULTS
                          -------------    ------------ ------------    ------------
                                              (DOLLARS IN THOUSANDS)
1991 & prior .......          4.92%           5.72%         10.64%          18.05%
1992 ...............          4.82%           5.23%         10.05%          19.26%
1993 ...............          4.79%           5.30%         10.09%          16.81%
1994 ...............          6.17%           6.79%         12.96%          20.92%
1995 ...............          7.80%           5.66%         13.46%          21.55%
1996 ...............          5.39%           2.28%          7.67%          14.93%
1997 ...............          0.74%           0.23%          0.97%           3.52%
    Total ..........          3.43%           2.10%          5.53%          10.63%


         The following table reflects certain charge-off information with respect to the Company's home equity loans serviced for the periods indicated:



                                                                        YEAR ENDED           NINE MONTHS ENDED
                                                                       DECEMBER 31,            SEPTEMBER 30,
                                                               ----------------------------  -----------------
                                                                    1996           1997            1998
                                                               ------------    ------------    ------------
                                                                         (DOLLARS IN THOUSANDS)

Net loans charged-off ......................................   $     17,113    $     31,047    $     36,198
                                                               ============    ============    ============

Net losses for the last four quarters as a percentage of
     average amount outstanding ............................           0.51%           0.65%           0.80%
                                                               ============    ============    ============

         The following table provides certain pool factors and cumulative losses with respect to the Company's home equity loans by year of production for the periods indicated:



                                                                     CUMULATIVE
     YEAR                HOME-EQUITY                                NET LOSSES AS
      OF                    LOAN                   POOL                 % OF
  PRODUCTION             PRODUCTION              FACTOR(1)           PRODUCTION
---------------        ---------------        ---------------      ---------------
                                (DOLLARS IN THOUSANDS)

FIXED

     1993              $       500,900                 18.64%                2.30%
     1994              $       837,901                 25.59%                2.86%
     1995              $     1,130,715                 34.34%                2.11%
     1996              $     1,383,714                 49.23%                0.51%
     1997              $     1,373,984                 67.96%                0.02%
     1998              $     1,358,089                 93.87%                0.00%

ARM
     1993              $        38,968                 13.92%                1.73%
     1994              $        70,920                 11.58%                0.90%
     1995              $       410,922                 30.30%                1.35%
     1996              $       860,744                 42.61%                0.38%
     1997              $     1,513,667                 72.55%                0.02%
     1998              $     1,237,995                 93.60%                0.00%

(1) Pool Factor - Percentage of the year's production remaining outstanding at September 30, 1998.

         The following tables reflect, as of the periods indicated, the allowance for loan losses for loans owned by the Company and loans serviced for third parties. These allowance accounts are deducted in the Company's balance sheet from the asset to which they apply.




                                                                     NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                                    --------------------------------------
                                                                      OWNED        SERVICED       TOTAL
                                                                    ----------    ----------    ----------
                                                                            (DOLLARS IN THOUSANDS)

Allowance for loan losses, beginning of period ..................   $    3,691    $  106,563    $  110,254

Provision for loan losses .......................................        3,780       100,898       104,678

Net loans charged off ...........................................       (3,157)      (37,394)      (40,551)
                                                                    ----------    ----------    ----------

Allowance for loan losses, end of period ........................   $    4,314    $  170,067    $  174,381
                                                                    ==========    ==========    ==========



                                                                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                                    --------------------------------------
                                                                      OWNED        SERVICED       TOTAL
                                                                    ----------    ----------    ----------
                                                                             (DOLLARS IN THOUSANDS)


Allowance for loan losses, beginning of period ..................   $    6,484    $   44,970    $   51,454

Provision for loan losses .......................................         (178)       30,362        30,184

Net loans charged off ...........................................       (3,482)       (9,750)      (13,232)

Reserve reclassification ........................................        2,241            --         2,241
                                                                    ----------    ----------    ----------

Allowance for loan losses, end of period ........................   $    5,065    $   65,582    $   70,647
                                                                    ==========    ==========    ==========

         The following table provides life-to-date prepayment rates and pool factors as of September 30, 1998, with respect to the Company's home equity loan securitizations by year of securitization for the years indicated:




                            Fixed                            ARM                             Hybrid
                -------------------------------  ------------------------------ -----------------------------------
                               Life-                         Life-                             Life-
   Year of        Original    to-Date   Pool     Original   to-Date     Pool     Original     to-Date      Pool
Securitization    Balance      CPR    Factor(1)   Balance     CPR     Factor(1)   Balance       CPR     Factor(1)
--------------  ----------- --------- ---------  --------- ---------  --------- -----------   -------   -----------
                                                      (dollars in thousands)
1993            $   415,525    27%     16.98%   $  34,990    37%         9.96%          --     --           --
1994                935,568    26%     26.56%      74,987    38%        14.85%          --     --           --
1995              1,030,698    26%     35.87%     391,652    31%        32.63%          --     --           --
1996              1,350,058    25%     52.31%     732,762    33%        44.83%     142,308     33%       41.29%
1997              1,224,998    23%     74.14%     479,294    36%        63.83%   1,020,707     21%       79.70%
1998                699,984    14%     94.67%      71,474    24%        88.99%     228,525     17%       92.53%

(1) Pool Factor - Percentage of the securitization remaining outstanding at September 30, 1998.


         The following table provides life-to-date prepayment rates and pool factors as of September 30, 1998, with respect to the Company's manufactured housing contract securitizations by year of securitization for the years indicated:




                                      Real Estate                                       Chattel
                     ---------------------------------------------   ---------------------------------------------
    Year of            Original      Life-to-Date        Pool          Original       Life-to-Date        Pool
Securitization         Balance           CPR          Factor(1)        Balance            CPR           Factor(1)
---------------      ------------    ------------    -------------   -------------   --------------    -----------
                                                        (dollars in thousands)
1996                 $     55,031         21%           62.04%       $     109,968         8%            83.52%
1997                      100,403         17%           83.36%             204,573         7%            91.47%
1998                       71,576          4%           98.58%             138,423         7%            97.97%


(1) Pool Factor - Percentage of the securitization remaining outstanding at September 30, 1998.


         Finance income, fees earned and other loan income, which constitutes the second largest component of the Company's revenues, was comprised of the following items for the periods indicated:




                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                    ----------------------
                                                                      1998         1997
                                                                    ---------    ---------
                                                                          (in thousands)

Servicing fees and excess interest collected ....................   $ 192,159    $ 141,075
Loan origination fees ...........................................     109,080       79,343
Loan interest ...................................................       2,549       14,980
Other loan income ...............................................      11,581       10,465
Amortization of Interest-only and residual certificates .........    (176,553)    (115,062)
Amortization of Capitalized mortgage servicing rights ...........     (11,930)      (6,305)
Provision for losses on serviced loans ..........................     (45,746)      (3,192)
                                                                    ---------    ---------
          Total .................................................   $  81,140    $ 121,304
                                                                    =========    =========

         A summary analysis of the changes in the Company's Interest-only and residual certificates for the periods indicated is as follows:



                                                                   NINE MONTHS ENDED     YEAR ENDED
                                                                     SEPTEMBER 30,      DECEMBER 31,
                                                                          1998              1997
                                                                    ---------------    ---------------
                                                                               (in thousands)

Balance, beginning of period ....................................   $       882,116    $       604,474
Interest-only and residual certificates on loans sold ...........           307,204            355,743
Net increase in allowance for losses on loans sold ..............           (63,504)           (33,462)
Net increase in reserve accounts ................................            61,026            138,070
Amortization of Interest-only and residual certificates .........          (176,819)          (182,709)
                                                                    ---------------    ---------------
Balance, end of period ..........................................   $     1,010,023    $       882,116
                                                                    ===============    ===============


         The following table sets forth the components of the Interest-only and residual certificates owned by the Company, which are recorded at fair value, at September 30, 1998 and December 31, 1997:




                                                                     SEPTEMBER 30,       DECEMBER 31,
                                                                         1998               1997
                                                                    ---------------    ---------------
                                                                               (IN THOUSANDS)

Certificated interests ..........................................   $       729,811    $       599,426
Temporary investments - reserve accounts ........................           450,279            389,253
Allowance for losses on loans serviced ..........................          (170,067)          (106,563)
                                                                    ---------------    ---------------
          Total .................................................   $     1,010,023    $       882,116
                                                                    ===============    ===============
